 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated December 14, 2011, with respect to the consolidated financial statements, schedules and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended September 30, 2011 of Telular Corporation, which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/  GRANT THORNTON LLP

Chicago, IL
February 8, 2012